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                                                                       Exhibit 3



FOR IMMEDIATE RELEASE                               CONTACT: SCOTT WILLIAMS
MONDAY, NOVEMBER 23, 1998                                    (202) 739-0225


WASHINGTON, D.C.--THE FOLLOWING STATEMENT REGARDING THE SETTLEMENT OF PENDING STATE LAWSUITS WAS RELEASED TODAY BY PHILIP MORRIS, INCORPORATED; R.J. REYNOLDS TOBACCO COMPANY, BROWN AND WILLIAMSON TOBACCO CORPORATION; AND THE LORILLARD TOBACCO COMPANY:

All the states, commonwealths, and territories have signed the settlement proposal that was announced on November 16, and as a result we have signed the settlement agreement. The settlement will become final when courts in the participating states approve it.

We believe this agreement represents a step forward in addressing long-standing issues of concern to the states, industry and public. With signing the agreement, the states should be given the opportunity to implement the necessary public health provisions to reduce underage tobacco use.